EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2010 with respect to the consolidated financial statements of KW Residential LLC, appearing in the 2009 Annual Report of Kennedy Wilson Holdings, Inc to its shareholders on Form 10-K for the year ended December 31, 2009 which are incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON TAIYO ASG

Tokyo, Japan

April 21, 2010